Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION ASSERTS CLAIMS AGAINST
SHANGHAI ELE FOR INFRINGEMENT OF TRC'S FIRE SHIELD® PATENT

CLEARWATER, FLORIDA, April 11, 2007 - Technology Research Corporation ("TRC"), (NASDAQ-TRCI), today announced that the Company has filed a counterclaim in the U.S. District Court for the Central District of California against Shanghai ELE Manufacturing Corporation ("Shanghai ELE") for infringement of TRC's U.S. Patent No. 6,292,337 ("the '337 patent").  The '337 patent underlies the Company’s Fire Shield® technology for cord fire prevention.  The counterclaim asserts that Shanghai ELE's Leakage Current Detectors and Interrupters (LCDIs), among other things, infringe the '337 patent and seeks monetary damages against Shanghai ELE for past infringement of the '337 patent.  The counterclaim also asks the Court to permanently enjoin Shanghai ELE from future infringement of the '337 patent.

TRC had previously written a letter to Shanghai ELE requesting that they cease all infringing activity relating to the '337 patent.  In response Shanghai ELE filed a declaratory judgment action against TRC in the U.S. District Court for the Central District of California, seeking a declaration that it does not infringe and that the patent is invalid.  TRC filed its Answer and Counterclaim in the action, stating that the '337 patent is valid and asserting its infringement counterclaim against Shanghai ELE.

TRC recently settled a similar lawsuit against Tower Manufacturing Corporation in which TRC accused Tower of infringing the '337 patent. Tower and TRC entered into a cross licensing agreement relating to the '337 patent and Tower agreed to pay TRC $3.2 million as part of the settlement.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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